EXHIBIT H-1

Proposed Form of Notice

Wisconsin Electric Power Company

Wisconsin Electric Power Company (“Wisconsin Electric”), 231 West Michigan Street, Milwaukee, Wisconsin 53201, a public utility company subsidiary of Wisconsin Energy Corporation, has filed an application for exemption under Section 3(a)(1) of the Public Utilities Holding Company Act (the “Act”). Wisconsin Electric is seeking an exemptive order so that it will no longer be required to annually file an exemption statement with the Commission on Form U-3A-2 pursuant to Rule 2. Wisconsin Electric qualifies for the Section 3(a)(1) exemption because the operations of Wisconsin Electric and its public utility company subsidiaries are primarily intrastate in character and they carry on their business substantially in the state in which they are all organized. So long as any exemption is in effect, Wisconsin Electric will notify the Commission if it acquires 10% or more of the outstanding voting securities of any public utility company so that the Commission may reevaluate the exemption.